                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Black Hills Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                                625 NINTH STREET
                         RAPID CITY, SOUTH DAKOTA 57701

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1998

                             ---------------------

To the Shareholders of
 Black Hills Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Common Stock of BLACK HILLS CORPORATION (herein called the Company) will be held at the Radisson Hotel, 445 Mt. Rushmore Road, Rapid City, South Dakota, on Tuesday, May 19, 1998, commencing at 9:30 A.M., for the following purposes:

    1. To elect three Class III Directors to serve until the Annual Meeting of Shareholders in 2001;

    2. To ratify the appointment of Arthur Andersen LLP to serve as independent auditors of the Company for the year 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 20, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof.

    All shareholders are cordially invited to attend the meeting. Please complete, date, sign, and return the accompanying form of proxy. A return envelope is enclosed which requires no postage if mailed in the United States. We appreciate your giving this matter your prompt attention.

                                          By Order of the Board of Directors
                                          ROXANN R. BASHAM
                                          VICE PRESIDENT -- FINANCE
                                          AND CORPORATE SECRETARY/TREASURER

Dated:  March 30, 1998

                                     [LOGO]

                                625 NINTH STREET
                         RAPID CITY, SOUTH DAKOTA 57701

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation (the Company), to be voted at the Annual Meeting of Shareholders of the Company to be held Tuesday, May 19, 1998, and at any adjournment thereof.

    The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the same in writing, addressed to the Secretary of the Company, or in person at the meeting at any time before the proxy is exercised.

    All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting. Shares voted as abstentions on any matter (or as "withhold authority" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

    The Company will bear all costs of the solicitation. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, telegraph, or in person. Kissel-Blake Inc. has been retained by the Company to assist in the solicitation of proxies at an anticipated cost of $2,500 plus out-of-pocket expenses. Also, the Company will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy material to the beneficial owners of stock.

    This Proxy Statement and the accompanying form of proxy are to be first mailed on March 30, 1998. The Company's Annual Report to Shareholders and Form 10-K for the year 1997 is being mailed to shareholders with this proxy statement.

                      VOTING RIGHTS AND PRINCIPAL HOLDERS

    Only shareholders of record at the close of business on March 20, 1998, will be entitled to vote at the meeting. The outstanding voting stock of the Company as of such record date consisted of 21,711,598 shares of Common Stock.

    Each outstanding share of Common Stock is entitled to one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

    The Company is not aware of any person or group who is the beneficial owner of more than five percent of the Company's Common Stock.

                                     ITEM I
                             ELECTION OF DIRECTORS

    In accordance with the Bylaws and Article Fifth of the Restated Articles of Incorporation, the Company's directors are elected to three classes of staggered terms consisting of three years each. At this Annual Meeting of Shareholders, three directors will be elected to Class III of the Board of Directors to hold office for a term of three years until the Annual Meeting of Shareholders in 2001 and until their respective successors shall be duly elected and qualified.

    Each of the nominees for director is presently a member of the Board of Directors of the Company. The proxy attorneys will vote your stock for the election of the three nominees for director listed below, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as Proxy Attorneys to vote, at their discretion, for nominees to replace those who are unable to serve. The affirmative vote of a majority of the common shares present and entitled to vote with respect to the election of directors is required for the election of the nominees to the Board of Directors.

    The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each of the following persons who are nominated as Class III directors, each to serve for a term of three years to expire in 2001.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING
NOMINEES:

           DIRECTORS WHOSE TERMS EXPIRE AT 2001 ANNUAL MEETING -- CLASS III

                    NAME, AGE, PRINCIPAL OCCUPATION FOR                       DIRECTOR
                  LAST FIVE YEARS AND OTHER DIRECTORSHIPS                       SINCE
----------------------------------------------------------------------------  ---------
ADIL M. AMEER, 45                                                               1997
 President and Chief Executive Officer, Rapid City Regional Hospital,
 Rapid City, South Dakota
EVERETT E. HOYT, 58                                                             1991
 President and Chief Operating Officer of Black Hills Power and Light
 Company
THOMAS J. ZELLER, 50                                                            1997
 President, RE/SPEC Inc. (a consulting and engineering firm) since December
 1994; Vice President -- Finance and Treasurer, RE/SPEC Inc.
 1982 to 1994

            DIRECTORS WHOSE TERMS EXPIRE AT 1999 ANNUAL MEETING -- CLASS I

                    NAME, AGE, PRINCIPAL OCCUPATION FOR                       DIRECTOR
                  LAST FIVE YEARS AND OTHER DIRECTORSHIPS                       SINCE
----------------------------------------------------------------------------  ---------
GLENN C. BARBER, 64                                                             1984
 President and Chief Executive Officer, Glenn C. Barber & Associates
 Inc. (a general construction company)

BRUCE B. BRUNDAGE, 62                                                           1986
 President and Director, Brundage & Company (a firm specializing in corporate financing), Englewood, Colorado; Director, Vicorp Restaurants,
 Inc.,
 Denver, Colorado

KAY S. JORGENSEN, 47                                                            1992
 South Dakota Legislative Representative, Lawrence County, South
 Dakota; Owner, Jorgensen-Thompson Creative Broadcast Services, Spearfish,
 South Dakota

              NOMINEES FOR ELECTION UNTIL 2000 ANNUAL MEETING -- CLASS II

                    NAME, AGE, PRINCIPAL OCCUPATION FOR                       DIRECTOR
                  LAST FIVE YEARS AND OTHER DIRECTORSHIPS                       SINCE
----------------------------------------------------------------------------  ---------
DANIEL P. LANDGUTH, 51                                                          1989
 Chairman, President, and Chief Executive Officer of the Company;
 Director, Rapid City Regional Hospital, Rapid City, South Dakota

JOHN R. HOWARD, 57                                                              1977
 President, Industrial Products, Inc. (an industrial parts distributor)

VACANT POSITION

SECURITY OWNERSHIP OF MANAGEMENT

    As of March 10, 1998, the following table sets forth the beneficial ownership of Common Stock of the Company for each Director, each executive officer named in the Summary Compensation table herein, and all Directors and executive officers of the Company as a group.

                                                       NUMBER OF SHARES
                                                        AND NATURE OF
                                                     BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER                                     (1)
--------------------------------------------------  ----------------------
Adil M. Ameer.....................................              697(2)(3)
Glenn C. Barber...................................           11,914(3)
Bruce B. Brundage.................................           10,439(3)(4)
Dale E. Clement...................................           20,464
Gary R. Fish......................................            8,346(5)(6)
John R. Howard....................................           20,787(3)
Everett E. Hoyt...................................           11,584(5)
Kay S. Jorgensen..................................            2,796(3)
Daniel P. Landguth................................           21,451(5)
Thomas M. Ohlmacher...............................            5,345(5)
Thomas J. Zeller..................................              772(3)(7)
All Directors and executive officers as a group...          134,378(5)

------------------------

(1) Represents outstanding Common Stock beneficially owned both directly and indirectly as of March 10, 1998. The Common Stock interest of each named person and all Directors and executive officers as a group represents less than one percent of the aggregate amount of Common Stock issued and outstanding. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown.

(2) Includes 150 shares owned jointly with Mr. Ameer's spouse as to which he shares voting and investment authority.

(3) Includes Common Stock allocated to the Directors' accounts in the Directors' Stock Based Compensation Plan of which the Trustee has sole voting and investment authority as follows: Mr. Ameer 211 shares, Mr. Barber 5,017 shares, Mr. Brundage 5,017 shares, Mr. Howard 3,923 shares, Ms. Jorgensen 1,182 shares, and Mr. Zeller 211 shares.

(4) Includes 5,400 shares owned by Brundage & Co. Pension Plan and Trust of which Mr. Brundage is the Trustee with sole voting and investment authority.

(5) Includes Common Stock held by the Trustee of the Company's Retirement Savings Plan (401K) of which the Trustee has sole voting and investment authority as follows: Mr. Fish 1,436 shares,

    Mr. Hoyt 6,937 shares, Mr. Landguth 5,050 shares, Mr. Ohlmacher 1,338 shares and all Directors and executive officers as a group 19,846 shares.

(6) Includes 3,310 shares owned jointly with Mr. Fish's spouse to which he shares voting and investment authority.

(7) Includes 225 shares owned jointly with Mr. Zeller's spouse as to which he shares voting and investment authority.

    Based solely upon a review of Company records and copies of reports on Form 3, 4 and 5 furnished to the Company, the Company believes that during 1997 all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.

THE BOARD AND COMMITTEES

    The Executive Committee is comprised of Adil M. Ameer, Glenn C. Barber, John
R. Howard, Daniel P. Landguth, and Thomas J. Zeller with Mr. Landguth serving as Chairperson. The Committee exercises the authority of the Board of Directors in the interval between meetings of the Board, recommends to the Board of Directors persons to be elected as officers, and recommends persons to be appointed to Board Committees. The Executive Committee held three meetings during 1997.

    The Compensation Committee is comprised of Adil M. Ameer, Glenn C. Barber, Bruce B. Brundage, John R. Howard, Kay S. Jorgensen, and Thomas J. Zeller with Ms. Jorgensen serving as Chairperson. The Committee performs functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation, recommends to the Board of Directors compensation for officers, and considers and approves the Company's compensation program including benefits, stock option plans and stock ownership plans. The Compensation Committee held four meetings in 1997.

    The Audit Committee is comprised of Glenn C. Barber, Bruce B. Brundage, Kay
S. Jorgensen, and Thomas J. Zeller, with Mr. Barber serving as Chairperson. The Committee annually recommends to the Board of Directors an independent accounting firm to be appointed by the Board for ratification by the shareholders, reviews the scope and results of the annual audit including reports and recommendations of the firm, reviews the Company's internal audit function, and periodically confers with the internal audit group, management of the Company, and its independent accountants. The Audit Committee held two meetings in 1997.

    The Nominating Committee is comprised of Adil M. Ameer, Bruce B. Brundage, John R. Howard, Kay S. Jorgensen, and Daniel P. Landguth, with Mr. Howard serving as Chairperson. The Committee recommends to the Board of Directors persons to be nominated as directors or to be elected to fill vacancies on the Board. The Bylaws require that an outside director serve as Chairperson of the Committee. The Nominating Committee held one meeting in 1997.

    Pursuant to the Company's Bylaws, nominations from shareholders for Board membership will be considered by the Nominating Committee. Shareholders who wish to submit names for future consideration for Board membership should do so in writing prior to November 30, 1998, addressed to Nominating Committee, c/o Corporate Secretary, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709.

    Members of the Committees referred to herein are designated by the Board of Directors upon recommendation of the Executive Committee each year at a meeting held following the Annual Meeting of Shareholders.

    The Board of Directors held nine meetings during 1997. Each director attended no less than 75 percent of the aggregate of the total number of Board meetings and Committee meetings on which the director served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is solely comprised of the following outside directors, Adil M. Ameer, Glenn C. Barber, Bruce B. Brundage, John R. Howard, Kay S. Jorgensen, and Thomas J. Zeller.

    Mr. Ameer is a director of Black Hills Corporation and serves as a member of its Compensation Committee. Mr. Landguth, Chairman, President and Chief Executive Officer of the Company, is also a director of Rapid City Regional Hospital, a non-profit organization of which Mr. Ameer is President and Chief Executive Officer. Mr. Landguth is serving a six year term on the Rapid City Regional Hospital Board of which two years are remaining. Mr. Ameer and Mr. Landguth do not participate in any compensation decisions involving each other.

DIRECTORS' FEES

    Directors who are not officers of the Company receive an annual fee of $12,000 plus a fee of $600 for each board meeting and committee meeting attended providing such committee meetings are substantive in nature and content.

    In addition, each Outside Director receives Common Stock Equivalents equal to $3,500 per year divided by the market price of the Company's Common Stock. The Common Stock Equivalents are payable in stock or cash at retirement or can be deferred at the election of the Director.

    During 1997, the Company terminated the Directors' Retirement Plan and converted the Outside Directors' vested benefits into Company Common Stock Equivalents.

    The Board of Directors are required to beneficially own 100 shares of Common Stock when they are initially elected a Director and to apply at least 50 percent of his or her retainer toward the purchase of additional shares until the Director has accumulated at least 2,000 shares of Common Stock.

EXECUTIVE COMPENSATION

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board on executive compensation. The components of the Company's executive compensation program consists of a base salary, short-term incentive compensation comprised of two components (an incentive gainsharing bonus and results compensation) and long-term incentive compensation in the form of stock options. The mix of base salary, incentive gainsharing bonus, results compensation, and stock options reflects the Company's goals of attracting and retaining highly qualified and motivated managers, recognizing and rewarding outstanding performance, fostering a cohesive management team, and having a portion of compensation contingent upon the performance of the Company and linked to the mutual interest of the Company's shareholders.

    The Committee makes annual recommendations to the Board concerning the base salary, incentive gainsharing bonus, and results compensation for the Chief Executive Officer and each of the other executive officers of the Company. Recognizing a market based compensation structure, the Committee strives to ensure that competitive salary ranges and base salaries are being maintained. The Committee also grants stock options to key employees and determines the amount, terms and conditions of each of the awards.

    The Committee retains the services of the internationally known firm, Hewitt Associates, to review and evaluate the Company's compensation program as compared with companies within its own industry including data from the Edison Electric Institute, the trade association of investor-owned electric utilities, and with companies of comparable size and capitalization.

    The Company's position is to establish a market salary level for each salary range that is at or near the median (50th percentile) of the range of salaries of comparable companies surveyed. A performance matrix system is used in determining the percentage of salary increase taking into account the performance rating for the individual officer and the relationship of the officer's current salary to market. An outstanding performance rating is given when there is extraordinary and exceptional accomplishment, results are far in excess of requirements, and demanding objectives are attained. A superior performance rating indicates results are well above the expected level and the individual was successful in accomplishing challenging objectives. Competent performance ratings are given when all position requirements are met, the individual consistently performs the job in a satisfactory manner, and realistic objectives are obtained.

    In April 1997, the Compensation Committee granted the Chief Executive Officer a superior rating for meeting the goals and objectives of the strategic plan which include a target return on equity, earnings growth and common stock performance. Consolidated earnings per share increased 18 percent in 1996 from $1.40 compared to $1.19 in 1995. The Company's 1996 consolidated return on equity was 15.7 percent, dividends increased 3 percent and total shareholder return was 19.8 percent. The Compensation Committee approved a 9.6 percent base salary increase in the amount of $20,451 for the Chief Executive Officer. The increase to the base salary brought the Chief Executive Officer's base salary to market as determined by wage surveys.

    The Company currently maintains a variety of employee benefit plans and programs in which its executive officers may participate, including the gainsharing program, the results compensation program, the retirement savings
(401k) plan, the pension plan, and the Pension Equalization Plan. With the exception of the Pension Equalization Plan (PEP), these benefit plans and programs are generally available to all employees within the Company.

    The Executive Gainsharing Program is one of three sections of a Company wide gainsharing program. The goals of the Executive Gainsharing Program support the interests of the customer and shareholder. This is accomplished through increased cost containment and operating efficiencies which in the end result in reduced costs and increased earnings. The program for 1997 consisted of a safety goal, a reduction in budgeted operating expenses, and an individual performance related goal. In 1997 all three goals were met resulting in a 3 percent gainshare award in 1998 based on 1997's program.

    The Results Compensation Program was designed to recognize and reward the contribution that group performance makes to corporate success. All regular full-time and regular part-time employees are eligible to participate in the program. Employees represented by Local 1250, IBEW elected not to participate in the Results Compensation Program. The program has a corporate goal that is based upon the percentage of consolidated earnings per share which exceeds targeted amounts. The maximum bonus which can be paid is 8 percent. The maximum bonus was earned in 1997 and paid in 1998.

    It is the objective of the Company to pay its executives a fair salary, based on the comparable pay of similar types of companies in relation to achieving corporate, business unit, and individual performance objectives.

                             COMPENSATION COMMITTEE

Kay S. Jorgensen, Chairperson          Adil M. Ameer           Glenn C. Barber
Bruce B. Brundage                      John R. Howard          Thomas J. Zeller

    The following table is furnished for the fiscal year ended December 31, 1997, with respect to the Chief Executive Officer of the Company and the four other most highly compensated executive officers for 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                       ANNUAL COMPENSATION    ----------------------
                                                                      ----------------------  SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                                  YEAR       SALARY     BONUS (1)    OPTIONS GRANTED(2)
---------------------------------------------------------  ---------  -----------  ---------  ----------------------
Daniel P. Landguth ......................................       1997  $   222,675  $  26,399            18,000
  Chairman, President, and Chief Executive Officer of the       1996      208,127     17,320            21,600
  Company and subsidiaries                                      1995      197,516      6,397            --
Everett E. Hoyt .........................................       1997  $   147,600  $  15,930             7,500
  President and Chief Operating Officer of Black Hills          1996      137,540     11,705             9,000
  Power and Light Company                                       1995      132,845      6,962            --
Dale E. Clement (3) .....................................       1997  $   137,818  $  16,384            --
  Senior Vice President -- Finance of the Company and           1996      133,164     11,124             9,000
  subsidiaries                                                  1995      129,910      4,173            --
Gary R. Fish ............................................       1997  $   105,012  $  12,349            10,500
  Vice President -- Development of the Company and              1996       86,871      7,253             9,000
  subsidiaries                                                  1995       83,405      2,676            --
Thomas M. Ohlmacher .....................................       1997  $   101,452  $  11,997             7,500
  Vice President -- Power Supply of the Company and             1996       89,561      7,614             9,000
  WYGEN, Inc. (a subsidiary)                                    1995       84,927      4,438            --

------------------------

(1) Bonus amounts include amounts earned under the Results Compensation Program and the Executive Gainshare Program, cash bonus programs for Company employees based on the attainment of predetermined profitability measures.

(2) Reflect the 3-for-2 stock split on March 10, 1998.

(3) Mr. Clement retired December 31, 1997.

            BLACK HILLS CORPORATION STOCK OPTION GRANTS IN 1997 (1)

                                                       NUMBER OF
                                                      SECURITIES     PERCENT OF                              GRANT
                                                      UNDERLYING    TOTAL OPTIONS                            DATE
                                                        OPTIONS      GRANTED TO     EXERCISE   EXPIRATION   PRESENT
NAME                                                    GRANTED       EMPLOYEES       PRICE      PRICE     VALUE (2)
----------------------------------------------------  -----------  ---------------  ---------  ----------  ---------
Daniel P. Landguth..................................      18,000           16.2%    $   19.37    07/21/07  $  28,560
Everett E. Hoyt.....................................       7,500            6.7%    $   19.37    07/21/07  $  11,900
Gary R. Fish........................................      10,500            9.5%    $   19.37    07/21/07  $  16,660
Thomas M. Ohlmacher.................................       7,500            6.7%    $   19.37    07/21/07  $  11,900

------------------------

(1) Options vest annually in installments of 33 percent per year beginning on the first anniversary of the date of grant. All options become fully vested if a change in control occurs. The exercise price and the number of options have been adjusted to reflect the 3-for-2 stock split on March 10, 1998.

(2) The Black-Scholes option pricing model was used in determining the present value of the options granted. The assumptions utilized in the Black-Scholes model are as follows: 15.72 percent for expected volatility; 6.27 percent for risk free rate of return; 4.9 percent for dividend yield and 10 years for the time of exercise.

           STOCK OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED OPTION           IN-THE-MONEY
                                        AT 12/31/97                 OPTIONS AT 12/31/97
NAME                           EXERCISABLE/UNEXERCISABLE (1)   EXERCISABLE/UNEXERCISABLE (2)
-----------------------------  -----------------------------  -------------------------------
Daniel P. Landguth...........         7,200/32,400                       $49,200/$133,650
Everett E. Hoyt..............         3,000/13,500                       $20,500/$55,687
Dale E. Clement..............         3,000/-0-                          $20,500/-0-
Gary R. Fish.................         3,000/16,500                       $20,500/$68,062
Thomas M. Ohlmacher..........         3,000/13,500                       $20,500/$55,687

------------------------

(1) The number of options have been adjusted to reflect the 3-for-2 stock split on March 10, 1998.

(2) Value of unexercisable options is the market value of the shares at year end minus the exercise price.

RETIREMENT PLANS

    The Company has a defined benefit retirement plan (Pension Plan) for its employees. The Pension Plan provides benefits at retirement based on length of employment service and average monthly pay in the five consecutive calendar years of highest earnings out of the last ten years. Employees do not contribute to the Pension Plan. The amount of annual contribution by the employers to the Pension Plan is based on an actuarial determination. Accrued benefits become 100 percent vested after an employee completes five years of service.

    The Company also has a Pension Equalization Plan (the PEP), a nonqualified (benefits are not tax deductible until paid) supplemental plan, which is designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received from the Pension Plan, will approximate retirement benefits being paid by other employers to its employees with like executive positions. The employee's pension from the qualified pension plan is limited under the current law to not exceed $130,000 annually and the compensation taken into account in determining contributions and benefits cannot exceed $160,000. The amounts of deferred compensation paid under nonqualified plans such as the PEP are not subject to the limits. A participant under the PEP does not qualify for benefits until the benefits become vested under a vesting schedule--20 percent after three years of employment under the plan increasing up to 100 percent vesting after eight years of employment under the plan. No credit for past service is granted under the PEP. The annual benefit is 25 percent of the employee's average earnings (if salary was less than two times the Social Security Wage Base) or 30 percent (if salary was more than two times the Social Security Wage Base) times the vesting percentage. Average earnings are normally an employee's average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual PEP benefit is paid on a monthly basis for 15 years to each participating employee and if deceased to the employee's designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more.

    In the event that at the time of a Participant's retirement from the Company the Participant's salary level exceeds the qualified pension plan annual compensation limitation of $160,000, then the Participant shall receive an additional benefit which is measured by the difference between the monthly benefit which would have been provided to the participant under the Company's Pension Plan as if there were no annual compensation limitation and the monthly benefit to be provided to the Participant under the Pension Plan.

    Participants in the PEP are designated by the Board of Directors upon recommendation of the Chief Executive Officer. Selection is based on key employees as determined by management and consideration of performance rather than salary based only. The minimum salary component applied in the selection process is the maximum annual Social Security taxable wage base which is presently at $68,400.

RETIREMENT BENEFITS

    The following table illustrates estimated annual benefits payable under the Pension Plan and the PEP to employees who retire at the normal retirement date.

                                                       YEARS OF SERVICE
                                     -----------------------------------------------------
ANNUAL PAY                           15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
-----------------------------------  ---------  ---------  ---------  ---------  ---------
$110,000...........................  $  52,142  $  60,356  $  68,570  $  76,784  $  84,997
 125,000...........................     59,492     68,906     78,320     87,734     97,147
 150,000...........................     79,242     90,656    102,070    113,484    124,897
 175,000...........................     92,742    106,156    119,570    132,984    146,397
 200,000...........................    106,242    121,656    137,070    152,484    167,897
 225,000...........................    119,742    137,156    154,570    171,984    189,397
 250,000...........................    133,242    152,656    172,070    191,484    210,897

    The years of credited service under the Pension Plan for the executive officers shown in the preceding summary compensation table are as follows:
Daniel P. Landguth, 28 years; Dale E. Clement, 32 years; Everett E. Hoyt, 23 years; Gary R. Fish, 11 years; Thomas M. Ohlmacher, 23 years. Mr. Clement's and Mr. Hoyt's benefits will be reduced for service from prior employment.

    The benefits in the foregoing table were calculated as a straight life annuity. Amounts shown are exclusive of Social Security benefits and include benefits from both the Pension Plan and from the PEP assuming a 100 percent vested interest in the PEP.

EMPLOYEES' STOCK PURCHASE PLAN

    Employees of the Company and its subsidiaries are eligible to participate in the Employees' Stock Purchase Plan, as approved by the shareholders at the 1987 Annual Meeting under which offerings of the Company's Common Stock, at the discretion of the Board, are made to employees at a price equal to 90 percent of the closing sale price on the New York Stock Exchange on the date of the offering. Employees may purchase up to 400 shares per offering. An offering was extended to employees in 1997 at a price of $17.44 per share (post-split price). Shares are held in nominee name until subscriptions are paid for in full.

RETIREMENT SAVINGS PLAN

    The Company has a Retirement Savings Plan under Section 401(k) of the Internal Revenue Code of 1954, as amended, which permits employees of the Company and its subsidiaries, including officers, to elect to invest up to 15 percent of their eligible earnings on a pre-tax basis into an investment fund subject to limitations imposed by the Internal Revenue Code. The Company makes no contributions to the Plan.

    Distribution from the fund will be made to employees at termination of employment, retirement, death, or in case of hardship. No amounts were paid or distributed pursuant to the Retirement Savings Plan to the individuals named herein nor to the officers as a group.

    The Trustee for the Retirement Savings Plan (401(k) Plan) has voting power with respect to shares held in the name of the Trustee of the Plan.

SEVERANCE AGREEMENTS

    The Company has entered into change of control severance agreements ("Severance Agreements") with each of its executive officers ("Executive") and certain key employees. The Severance Agreements provide for certain payments and other benefits to be payable upon a Change in Control and a subsequent termination of employment, either involuntary or for a Good Reason.

    A Change in Control is defined as: (i) an acquisition of 30 percent or more of the common stock of the Company (except for certain defined acquisitions, such as acquisition by employee benefit plans, the Company itself, or any subsidiary); or (ii) members of the Incumbent Board at the time the agreements were executed cease to constitute at least two-thirds of the members of the Board, with an Incumbent Board being defined at those individuals consisting of the Board on the date the Agreement was executed and any other directors elected subsequently whose election was approved by the Incumbent Board; or (iii) approval by the shareholders of the Company of a merger, consolidation, or reorganization; liquidation or dissolution; or agreement for sale or other disposition of all or substantially all of the assets of the Company (with exceptions for transactions which do not involve an effective change in control of voting securities or Board membership, and transfers to subsidiaries or sale of subsidiaries); and (iv) all regulatory approvals required to effect a Change in Control have been obtained.

    A Good Reason for termination which would trigger payment of benefits is defined to include (i) a change in the Executive's status, title, position or responsibilities, (ii) a reduction in the Executive's annual compensation or any failure to pay the Executive any compensation or benefits to which he or she is entitled within 7 days of the date due, (iii) any material breach by the Company of any provisions of the Severance Agreement, (iv) requiring the Executive to be based outside a 50-mile radius from Rapid City, South Dakota; or (v) failure of the Company to obtain an agreement from any successor company to assume and agree to perform the Severance Agreement. The Severance Agreement with the Chief Executive Officer ("CEO") also contains an optional Window Period, defined as a 30-day period of time beginning on the one-year anniversary after the Change in Control, during which time the CEO may terminate for any reason and receive the payments and benefits.

    Upon a Change in Control, the Executive will have an employment contract for a three-year period (but not beyond age 65), denominated the "Employment Term." During the Employment Term, the Executive shall receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the Change in Control and shall also receive employment welfare benefits, pension benefits, and supplemental retirement benefits on a basis no less favorable than those received prior to the Change in Control.

    If the Executive's employment with the Company is terminated during the Employment Term, involuntarily or for a Good Reason (or by the CEO for any reason during a Window Period), then the Executive is entitled to the following benefits: (i) severance pay equal to 2.99 times Executive's five-year average taxable compensation; provided that the foregoing payment is subject to proportionate reduction based upon when termination takes place during the Employment Term and based upon a ratio of Executive's Employment Term to 36 months; and (ii) continuation of employee welfare benefits for the remainder of the Employment Term (with an offset for similar benefits received) along with additional credited service under the Pension Equalization Plan and Pension Plan equal to the remainder of the Employment Term.

    The Severance Agreement contains a "cap" provision which reduces any amounts payable to an amount which would prevent any payments from being nondeductible under the Internal Revenue Code. The Severance Agreements provide for reimbursement of legal fees and expenses of the Executive incurred after the Change in Control by the Executive in seeking to obtain or enforce any benefits provided by the Severance Agreement. The Executive is not required to mitigate the amount of any payment or benefit by seeking other employment or otherwise, and the payments or benefits are not reduced whether or not the Executive obtains other employment and/or benefits (except for employee welfare benefits).

STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative shareholder return on the Company's Common Shares for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Edison Electric Institute Electric Index, (EEI Electric Index) over the same period (assuming the investment of $100 on December 31, 1992, and the reinvestment of all dividends).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG BLACK HILLS CORPORATION, THE S&P 500 INDEX
AND THE EEI 100 INDEX OF INVESTOR-OWNED ELECTRICS INDEX
                                                                          BLACK HILLS                  EEI 100 INDEX OF INVESTOR-
                                                                          CORPORATION    S&P 500                  OWNED ELECTRICS
1993                                                                              $87       $110                             $111
1994                                                                               87        112                               98
1995                                                                              107        153                              129
1996                                                                              129        189                              130
1997                                                                              170        252                              166

                                    ITEM II
                      APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of Arthur Andersen LLP, independent public accountants, conducted the audit of the Company and its subsidiaries for 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    Audit services performed by Arthur Andersen LLP during 1997 included audits of the financial statements of the Company and its subsidiaries and analysis of interim financial information.

    The Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Arthur Andersen LLP to perform an audit of the consolidated financial statements of the Company and its subsidiaries for the year 1998 and to render their opinion thereon.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
             OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP TO SERVE AS
                INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 1998

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company in writing at its home offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to November 30, 1998. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

                                    ITEM III
                         TRANSACTION OF OTHER BUSINESS

    The Board of Directors does not intend to present any business for action by the shareholders at the meeting except the matters referred to in this Proxy Statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of the Board of Directors.

    If a shareholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy to vote shares of record will serve as instructions to vote shares held in custody for the shareholder. Accordingly, as Transfer Agent for shares of the Company's Common Stock, Norwest Bank Minnesota, N.A. will cause shares held in the name of its nominee for the account of a shareholder participating in the Plan to be voted in the same way as that shareholder votes shares registered in their name. If shareholders do not vote the shares registered in their name, shares held for their account in the Plan will not be voted.

    Please complete and sign the accompanying form of proxy whether or not you expect to be present at the meeting and promptly return it in the enclosed postage paid envelope.

                                          By Order of the Board of Directors
                                          ROXANN R. BASHAM
                                          VICE PRESIDENT -- FINANCE AND
                                          CORPORATE SECRETARY/TREASURER

Dated:  March 30, 1998

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The information required by Item 13, Financial and Other Information, of Regulation 14-A is provided in the Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 1997, which is incorporated by reference into this Proxy Statement.

    The Company's 1997 Annual Report to Shareholders and Form 10-K is being mailed to Shareholders with this Proxy Statement.

                    PLEASE COMPLETE, SIGN AND RETURN PROMPTLY
                   THE ENCLOSED PROXY SO THAT YOUR STOCK MAY
                BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

                            BLACK HILLS CORPORATION
      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 19, 1998 AT 9:30 A.M.

      The undersigned hereby appoints Daniel P. Landguth, Roxann R. Basham and John K. Nooney, and any one or more of them, proxy attorneys, with full substitution and revocation in each, to vote all shares of Common Stock of the undersigned at the Annual Meeting of Shareholders of Black Hills Corporation to be held on Tuesday, May 19, 1998 at 9:30 A.M., or at any adjournment thereof, as follows:

1.  Election of Class III Directors

    Adil M. Ameer, Everett E. Hoyt, Thomas    / / FOR    / / WITHHELD AUTHORITY
    J. Zeller

    (To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below. To cumulate votes so indicate.)

2.  Ratify the appointment of Arthur          / / FOR  / / AGAINST  / / ABSTAIN
    Andersen LLP to serve as the Company's
    independent auditors in 1998

If any other business is brought before the Meeting or any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE DIRECTORS AND
 FOR RATIFYING THE APPOINTMENT OF ARTHUR ANDERSEN LLP TO SERVE AS THE COMPANY'S
                         INDEPENDENT AUDITORS IN 1998.

THIS PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED IT WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Black Hills Corporation, as Administrator under the Company's Dividend Reinvestment and Stock Purchase Plan, is instructed to execute a proxy with identical instructions, for any shares held for my benefit.
                                             Dated: ____________________________
                                             ___________________________________
                                                         (Signature)
                                             ___________________________________
                                                         (Signature)

                                             Please sign exactly as name(s)
                                             appear to the left. When signing in
                                             fiduciary or representative
                                             capacity, please add your full
                                             title. If shares are registered in
                                             more than one name, all holders
                                             must sign. If the signature is for
                                             a corporation, the handwritten
                                             signature and title of an
                                             authorized officer are required,
                                             together with the full corporate
                                             name.

                                               PLEASE COMPLETE, DATE, SIGN AND
                                               MAIL THIS PROXY IN THE ENCLOSED
                                                   POSTAGE PAID ENVELOPE.